EXHIBIT 10.19

Guru Denim Inc.

True Religion Brand Jeans

2263 E Vernon Avenue

Vernon CA 90058

T 323-266-3072 x 412

February 7, 2008

Personal & Confidential

Kelly Gvildys

4200 California Ave.

Long Beach, CA 90807

Dear Kelly,

We are delighted to offer you a position as Sr. Vice President, Operations at True Religion Apparel, Inc., reporting to Jeffrey Lubell, CEO.

The terms of the job offer are outlined below:

1)	You will be paid in biweekly installments (26 times per year) of $12,884.61 minus applicable taxes and elected benefits.

2)

You may be eligible to receive a bonus based on business objectives identified by True Religion Apparel, Inc. during your first month of employment and based on the financial performance of the company. Your bonus plan will provide an opportunity to earn up to 30% of your annualized base salary. This bonus plan would be in effect for Fiscal 2008, which will run from January 2008 through December 2008. If True Religion Apparel, Inc. awards you a bonus for 2008, that bonus will be prorated based on length of service in 2008. This payment would be made no later than March 15, 2009, following year-end.

3)

As an active, full-time True Religion Apparel employee, you will be eligible to elect coverage and participation in a range of benefit programs after the successful completion of a 90-day continuous introductory period. The specific benefits which you will be offered as a True Religion Apparel employee are set forth in our employee handbook, a copy of which you will receive upon hire. The cost of the benefits is shared by you and the Company. You will accrue vacation at the rate of not less than four (4) weeks annually, beginning on your date of hire. For 2008, your vacation accrual will be pro-rated given that you are beginning after the start of Fiscal Year 2008. Vacation accruals will be “capped” at 3 times the accrual rate, based on years of service.

4)

In addition, on your start date, you will receive a stock giant of 10,000 shares of True Religion Apparel, Inc. stock (TRIG).  Please refer to the following breakdown and guidelines regarding this incentive:

	•	3,333 shares will vest after completion of 1 year of service

	•	3,333 shares will vest after completion of 2 years of service

	•	3,334 shares will vest after completion of 3 years of service.

5)

True Religion Apparel reviews each employee’s work performance at least once per fiscal year. We believe that this review process is essential to maintaining productive employees and a successful organization.

6)

True Religion Apparel, Inc. will reimburse all reasonable travel, accommodation, and other expenses properly and reasonably incurred by you in the proper performance of your duties. You may submit all expense reimbursement requests on a separate expense report form accompanied by an original receipt for each item.

All expense reimbursement requests are subject to the review and approval of vouchers and documents by your manager, Jeffrey Lubell, CEO.

7)	You will be located at True Religion Apparel’s Vernon headquarters.

8)

In order to comply with US immigration laws, all persons employed by True Religion Apparel, Inc. must provide evidence of their identity and right to work in the United States. You will be asked to supply such proof on the first day of your employment.

9)

This job offer is contingent upon True Religion Apparel, Inc.’s completion of a background and credit check, pre-employment drug test and reference checks. You will be required to sign separate authorization forms granting True Religion Apparel, Inc. the right to conduct such background checks and reference checks.

10)

This job offer is also contingent on your agreement to sign various other forms provided to you by True Religion Apparel, Inc. including but not limited to a Mutual Agreement to Arbitrate Claims and a Proprietary Information and Inventions Agreement.

11)

As per our Employee Handbook, your employment with True Religion Brand Jeans will be on an “at-will” basis. The “at will” nature of your employment can not be changed or modified other than in a writing signed by the CEO of the company.

This offer letter sets forth all of the terms and conditions of your employment with True Religion Apparel, Inc. and supersedes any prior or contemporaneous statements concerning your employment.  Any changes to the terms and conditions set forth in this offer letter must be in writing and signed by the CEO of True Religion Apparel, Inc. or his official designee.

Please sign your acceptance of this position as Sr. Vice President, Operations for True Religion Apparel, Inc., and confirm your planned start date.  Please return the fully executed acceptance via facsimile to (323) 826-6457, attention Delores Gilmore, Vice President, Human Resources.

The information outlined above is intended to clarify as many issues as possible regarding your new employee status.  Please call me with any further questions.

We are excited about the future and we would be delighted to have you as part of our team.

Sincerely,

/s/ Delores Gilmore
Delores Gilmore

Vice President Human Resources
True Religion Apparel, Inc.
Accepted and agreed:

/s/ Kelly Gvildys

Kelly Gvildys

	Intended start date:	3/17/08

	Date:	2/12/08